- --------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                           ELECTROSPACE HOLDING, INC.

                                       AND

                              GA ACQUISITION CORP.

                              ____________________

                                      STOCK

                                       OF

                        GULFSTREAM AEROSPACE CORPORATION

                              ____________________



                                FEBRUARY 12, 1990



- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS

Article                                                                 Page
- -------                                                                 ----

   1.     Sale and Purchase. . . . . . . . . . . . . . . . . . . . . . . .1

          1.1.    Sale and Purchase of the Shares  . . . . . . . . . . . .1
          1.2.    Closing. . . . . . . . . . . . . . . . . . . . . . . . .1
                  1.2.1.    Shares . . . . . . . . . . . . . . . . . . . .2
                  1.2.2     Purchase Price . . . . . . . . . . . . . . . .2
                  1.2.3.    Intercompany Accounts. . . . . . . . . . . . .2
                  1.2.4.    Other. . . . . . . . . . . . . . . . . . . . .3
          1.3.    Post-Closing Settlement of Intercompany
                    Accounts . . . . . . . . . . . . . . . . . . . . . . .3

    2.    Representations and Warranties of the Seller . . . . . . . . . .4

          2.1.    Corporate Status; Authorization and Validity of
                     Agreement . . . . . . . . . . . . . . . . . . . . . .4
          2.2.    No Conflicts, etc. . . . . . . . . . . . . . . . . . . .4
          2.3.    Capitalization . . . . . . . . . . . . . . . . . . . . .5
          2.4.    Litigation . . . . . . . . . . . . . . . . . . . . . . .5
          2.5.    Brokers . . .. . . . . . . . . . . . . . . . . . . . . .5
          2.6.    Organization, etc. . . . . . . . . . . . . . . . . . . .6
          2.7.    Financial Statements . . . . . . . . . . . . . . . . . .6
          2.8.    Absence of Undisclosed Liabilities . . . . . . . . . . .7
          2.9.    Absence of Certain Changes or Events. . . . . . . . . . 7
          2.10.   Compliance with Laws . . . . . . . . . . . . . . . . . .8
          2.11.   Transactions with Affiliates . . . . . . . . . . . . . .8
          2.12.   Insurance  . . . . . . . . . . . . . . . . . . . . . . .9
          2.13.   Knowledge of Business. . . . . . . . . . . . . . . . . .9

    3.    Representations and Warranties of the Purchaser. . . . . . . . 10

          3.1.    Corporate Status; Authorization and Validity of
                     Agreement . . . . . . . . . . . . . . . . . . . . . 10
          3.2.    No conflicts, etc. . . . . . . . . . . . . . . . . . . 10
          3.3.    Litigation . . . . . . . . . . . . . . . . . . . . . . 11
          3.4.    Purchase for Investment. . . . . . . . . . . . . . . . 11
          3.5.    Brokers. . . . . . . . . . . . . . . . . . . . . . . . 11
          3.6.    Financial Ability to Perform . . . . . . . . . . . . . 11

Article                                                                 Page
- -------                                                                 ----

    4.    Certain Covenants . . . . . . . . . . . . . . . . . . . . . . .11

          4.1.    Obligations of the Parties . . . . . . . . . . . . . . 11
          4.2.    Conduct of Business, etc. . . . . . . . . . . . . . . .12
          4.3.    Access and Information . . . . . . . . . . . . . . . . 13
          4.4.    Confidentiality. . . . . . . . . . . . . . . . . . . . 13
          4.5.    Continuing Support Services. . . . . . . . . . . . . . 14
          4.6.    Unwinding of Certain Intercompany Relationships. . . . 15
          4.7.    Employee Benefit Plans and Arrangements. . . . . . . . 15

    5.    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

          5.1.    Payments with Respect to Certain Taxes . . . . . . . . 18
          5.2.    Tax Matters. . . . . . . . . . . . . . . . . . . . . . 20
          5.3.    Section 338(h)(10) Election. . . . . . . . . . . . . . 27
          5.4.    Tax Dispute Resolution Mechanism . . . . . . . . . . . 30

    6.    Conditions Precedent . . . . . . . . . . . . . . . . . . . . . 31

          6.1.    General. . . . . . . . . . . . . . . . . . . . . . . . 31
          6.2.    Condition to Obligations of Both Parties . . . . . . . 31
          6.3.    Conditions to Obligations of the Seller. . . . . . . . 32
                  6.3.1.    Representations and Warranties of the
                               Purchaser . . . . . . . . . . . . . . . . 32
                  6.3.2.    Officer's Certificate. . . . . . . . . . . . 32
                  6.3.3.    Opinion of Counsel . . . . . . . . . . . . . 32
          6.4.    Conditions to Obligations of the Purchaser . . . . . . 32
                  6.4.1.    Representations and Warranties of the
                               Seller. . . . . . . . . . . . . . . . . . 32
                  6.4.2.    Officer's Certificate. . . . . . . . . . . . 32
                  6.4.3.    Opinion of Counsel . . . . . . . . . . . . . 33
                  6.4.4.    Resignations . . . . . . . . . . . . . . . . 33
                  6.4.5.    FIRPTA Certificate . . . . . . . . . . . . . 33
                  6.4.6.    Changes, etc. . . . . . . . . . . . . . . . .33

    7.    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 34


          7.1.    Survival of Representations and Warranties . . . . . . 34
          7.2.    Indemnification. . . . . . . . . . . . . . . . . . . . 34
                  7.2.1.    By the Seller. . . . . . . . . . . . . . . . 34

Article                                                                 Page
- -------                                                                 ----

                  7.2.2.    By the Purchaser . . . . . . . . . . . . . . 36
                  7.2.3.    Indemnification Procedure. . . . . . . . . . 38

    8.    General Provisions . . . . . . . . . . . . . . . . . . . . . . 40

          8.1.    Modification; Waiver . . . . . . . . . . . . . . . . . 40
          8.2.    Entire Agreement . . . . . . . . . . . . . . . . . . . 40
          8.3.    Termination. . . . . . . . . . . . . . . . . . . . . . 40
                  8.3.1.    Termination By The Parties . . . . . . . . . 40
                  8.3.2.    Continuing Obligations . . . . . . . . . . . 41
          8.4.    Expenses . . . . . . . . . . . . . . . . . . . . . . . 41
          8.5.    Further Actions. . . . . . . . . . . . . . . . . . . . 41
          8.6.    Post-Closing Access. . . . . . . . . . . . . . . . . . 41
          8.7.    Notices. . . . . . . . . . . . . . . . . . . . . . . . 42
          8.8.    Assignment . . . . . . . . . . . . . . . . . . . . . . 43
          8.9.    No Third Party Beneficiaries . . . . . . . . . . . . . 43
          8.10.   Severability . . . . . . . . . . . . . . . . . . . . . 43
          8.11.   Counterparts . . . . . . . . . . . . . . . . . . . . . 43
          8.12.   Headings; Table of Contents. . . . . . . . . . . . . . 44
          8.13.   Governing Law. . . . . . . . . . . . . . . . . . . . . 44
          8.14.   Specific Performance . . . . . . . . . . . . . . . . . 44

          STOCK PURCHASE AGREEMENT, dated February 12, 1990, between ELECTROSPACE HOLDING, INC., a Michigan corporation (the "Seller"), and GA ACQUISITION CORP., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

          WHEREAS, the Seller is the owner of all of the issued and outstanding capital stock of Gulfstream Aerospace Corporation, a Delaware corporation ("Gulfstream"), consisting of 1,000 shares of common stock, no par value (the "Shares"); and

          WHEREAS, the Seller wishes to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from the Seller, on the terms and conditions and for the consideration described in this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                    ARTICLE I

                                SALE AND PURCHASE

          1.1. SALE AND PURCHASE OF THE SHARES. On the Closing Date (as defined in Section 1.2) and subject to the terms and conditions hereof, at the Closing (as defined in Section 1.2), the Seller will sell, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase and accept the Shares from the Seller and deliver the Purchase Price (as defined in Section 1.2.2) to the Seller.

          1.2. CLOSING. The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time on the later of March 15, 1990 and the second business day after all conditions to the respective obligations of the parties have been satisfied or waived or at such other place and time as the Purchaser and the Seller may agree (the "Closing Date"). At the Closing:

          1.2.1. SHARES. The Seller will deliver the Shares to the Purchaser, and thereupon the Purchaser shall acquire, good and valid title to the Shares, free and clear of all liens, restrictions, imperfections of title or other encumbrances of any nature whatsoever ("Encumbrances"), by delivering the certificate or certificates representing the Shares, endorsed or accompanied by stock powers (executed in blank), and accompanied by all requisite stock transfer stamps;

          1.2.2. PURCHASE PRICE. The Purchaser will pay the purchase price for the Shares in the amount of $825,000,000 (the "Purchase Price") by wire transfer of immediately available funds to a bank designated by the Seller;

          1.2.3. INTERCOMPANY ACCOUNTS. All amounts owed by the Seller to Gulfstream and by Gulfstream to the Seller as recorded in the Intercompany Accounts (as hereinafter defined) as of the close of business on the day preceding the Closing Date will be paid on the Closing Date. Such net balance will be estimated by the Seller and provided to Gulfstream (and the Purchaser) at least one week prior to the Closing Date, specifying in reasonable detail the transactions and anticipated transactions between the Seller and Gulfstream recorded and to be recorded in the Intercompany Accounts from December 31, 1989 through the day preceding the Closing Date. On the day preceding the Closing Date, the Seller shall deliver to the Purchaser a certificate of the Seller, setting forth its good faith estimate of the net balance of the Intercompany Accounts as of the date of such certificate, specifying in reasonable detail any differences from the estimate referred to in the preceding sentence and certifying that such net balance was calculated on a basis consistent with the Financial Statements (as defined in Section 2.7). For purposes of this Section
1.2.3 and Section 1.3, "Seller" shall mean the Seller and all of its affiliates other than Gulfstream and all companies in which Gulfstream owns, directly or indirectly, more than 50% of the outstanding capital stock (the "Subsidiaries"),

"Gulfstream" shall mean Gulfstream and the Subsidiaries, and "Intercompany Accounts" shall mean the accounts maintained by the Seller and Gulfstream (in accordance with their customary practices, as such practices are reflected in the Financial Statements) in which there are recorded the amounts owed by the Seller to Gulfstream or by Gulfstream to the Seller, attributable to intercompany transactions to the Closing Date in respect of cash advances, intercorporate expense allocations or transactions in goods or services, whether provided by the Seller to Gulfstream or by Gulfstream to the Seller, but excluding such accounts related to Income Taxes (as defined in Section 5.2(g)); and
          1.2.4. OTHER. The Purchaser and the Seller will deliver to each other any other documents required to be delivered by such party at the Closing pursuant to this Agreement.

          1.3. POST-CLOSING SETTLEMENT OF INTERCOMPANY ACCOUNTS. All amounts owing by the Seller to Gulfstream and by Gulfstream to the Seller on account of the Intercompany Accounts that are not reflected in the certificate referred to in Section 1.2.3 will be calculated and billed in accordance with the past regular practice of the Seller and Gulfstream and will be paid by the Seller or Gulfstream, as the case may be, in cash within 15 days after the date of receipt of the bill, PROVIDED that with respect to intercompany accounts related to Income Taxes, payments shall be made only as provided in Article V. Any disagreement between the Seller and the Purchaser as to the determination of the amount of the final balance of the Intercompany Accounts or as to any error in the net balance shown on the certificate referred to in Section 1.2.3 will be submitted for resolution by the national office of Deloitte & Touche or other independent accountants of nationally recognized standing reasonably satisfactory to the Seller and the Purchaser (the "Neutral Accountants"), whose decision will be final, conclusive and binding on the Purchaser, the Seller and Gulfstream. Any payment to be made as a result of any such disagreement will be made on the third business day following the receipt by the Seller and the Purchaser of a written notice from the Neutral Accountants of their determination. The fees and expenses of the Neutral Accountants in making any such determination will be borne equally by the Seller and the Purchaser.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents and warrants to the Purchaser as follows with the exceptions as are reflected in the Schedule, dated as of the date hereof and initialled by the parties or in the exhibits thereto or documents referred to therein (collectively, the "Schedule"), and subject to the provisions of Section 2.13:

          2.1. CORPORATE STATUS; AUTHORIZATION AND VALIDITY OF AGREEMENT. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws (as defined in Section 2.10) of the State of Michigan and has the corporate power and authority to own the Shares and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller and this Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

          2.2. NO CONFLICTS, ETC. (a) The execution, delivery and performance of this Agreement by the Seller will not result in (i) any conflict with the charter documents or by-laws of any of the Seller, Gulfstream and the Subsidiaries or (ii) any breach or violation of or default under any Law or any material agreement, indenture or other instrument to which any of the Seller, Gulfstream and the Subsidiaries is a party or by which it or any of its properties or assets are bound.

          (b) No consent, approval or authorization of or filing with any governmental authority is required on the part of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The representation by the Seller in the preceding sentence with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") is made in reliance upon and subject to the accuracy of the Purchaser's representation in the second sentence of Section 3.2(b).

          2.3. CAPITALIZATION. The authorized capital stock of Gulfstream consists of 1,000 shares of common stock, no par value per share, all of which are issued and outstanding. All such issued and outstanding shares are owned by the Seller, free and clear of all Encumbrances, have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or Gulfstream of any shares of capital stock of Gulfstream, and no authorization therefor has been given.

          2.4. LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to the Seller's Knowledge, threatened, against the Seller, Gulfstream or any of the Subsidiaries which question the validity of this Agreement or any action taken or to be taken by the Seller, Gulfstream or any Subsidiary in connection herewith. For purposes of this
Article II, "the Seller's Knowledge" shall mean the actual knowledge of the Seller, Chrysler Technologies Corporation and the following officers of
Gulfstream: Albert H. Glenn, John W. Sandford, James L. Bradbury, Donald L. Mayer and Charles A. Struve.

          2.5. BROKERS. The Seller has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against the Seller, the Purchaser, or Gulfstream for any brokerage or finder's commission, fee or similar compensation, except for The First Boston Corporation, whose fees in respect hereof shall be paid by the Seller.

          2.6. ORGANIZATION, ETC. (a) Each of Gulfstream and the Significant Subsidiaries (as defined in Section 2.6(b)) (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its assets or the conduct of its business makes such qualification necessary except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of Gulfstream and the Subsidiaries taken as a whole (a "Material Adverse Effect"); and (iii) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted. The Subsidiaries which are not Significant Subsidiaries are not, individually or in the aggregate, material to the business of Gulfstream and the Subsidiaries taken as a whole.

          (b) The Schedule sets forth the name and jurisdiction of incorporation of each Subsidiary (each such Subsidiary on the Schedule with an asterisk by its name being referred to as a "Significant Subsidiary"). All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned, directly or indirectly, by Gulfstream, free and clear of all Encumbrances.
There are no outstanding options, warrants, conversions or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, Gulfstream or any Subsidiary of any shares of capital stock of such Subsidiary, and no authorization therefor has been given. Neither Gulfstream nor any subsidiary owns any equity interest in any person, corporation or other entity that is not a Subsidiary.

          2.7. FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser the consolidated balance sheet of Gulfstream and its subsidiaries as of December 31, 1989, and the related consolidated statements of earnings, retained earnings and cash flows for the year ended on such date, including the related schedules and notes, audited by Deloitte & Touche (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods, and fairly present the consolidated financial position, results of operations and cash flows of Gulfstream and its subsidiaries as of the date and for the period indicated.

          2.8. ABSENCE OF UNDISCLOSED LIABILITIES. To the Seller's Knowledge, except for liabilities reflected or reserved against or otherwise disclosed in the Financial Statements, Gulfstream and the Subsidiaries have no liabilities or obligations of any kind whatsoever (whether or not accrued, contingent or absolute, asserted or unasserted) which are required by generally accepted accounting principles to be reflected or reserved against or otherwise disclosed in the consolidated financial statements of Gulfstream and its subsidiaries and which, individually or in the aggregate, are material to Gulfstream and the Subsidiaries taken as a whole, other than those arising in the ordinary course of business since December 31, 1989 or as contemplated by this Agreement.

          2.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1989, except for the transactions contemplated by this Agreement, neither Gulfstream nor any Subsidiary has:

          (a) incurred obligations or liabilities (fixed or contingent) which, individually or in the aggregate, are material to Gulfstream and the Subsidiaries taken as a whole, except in the ordinary course of business;

          (b) declared or paid dividends or made redemptions or other distributions with respect to its capital stock, or made any payments to any of its affiliates (other than by a wholly-owned Subsidiary to Gulfstream or another wholly-owned Subsidiary) which, individually or in the aggregate, are material to Gulfstream and the Subsidiaries taken as a whole, except pursuant to contracts or arrangements disclosed in Section 2.11;

          (c) sold, leased or otherwise disposed of assets which, individually or in the aggregate, are material to Gulfstream and the Subsidiaries taken as a whole, except for the sale of inventory in the ordinary course of business;

          (d) granted general wage or salary increases, or made increases in or commitments to increase any employee benefits or adopted or made commitments to adopt or amend any employee benefit plans or arrangements in each such case which, individually or in the aggregate, are material to Gulfstream and the Subsidiaries taken as a whole;

          (e) made or entered into any agreement to make any capital expenditures in excess of $1,000,000 in any one case; or

          (f) otherwise entered into any transactions which, individually or in the aggregate, are material to Gulfstream and the Subsidiaries, taken as a whole, except in the ordinary course of business.

          2.10. COMPLIANCE WITH LAWS. (a) To the Seller's Knowledge, neither Gulfstream nor any Subsidiary is in violation of or default under any law, statute, ordinance, rule, regulation, decree or order ("Laws"), except for violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect, (b) Gulfstream and the Subsidiaries hold all licenses, permits and other governmental authorizations which, individually or in the aggregate, are material to the business of Gulfstream and the Subsidiaries taken as a whole as presently conducted, and (c) neither Gulfstream nor any Subsidiary has received any notice of any violation of any Law except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

          2.11. TRANSACTIONS WITH AFFILIATES. Since December 31, 1989, neither Gulfstream nor any of the Subsidiaries has used or otherwise availed itself (including by purchase, borrowing or lease) of material assets or services provided by the Seller or any Non-Gulfstream Affiliate (as hereinafter defined). The Schedule sets forth all material contracts (including any contract providing for Tax (as defined in Section 5.2(g)) sharing) or arrangements between Gulfstream or the Subsidiaries, on the one hand, and the Seller and its Non-Gulfstream Affiliates, on the other hand, including any such arrangements which result in entries to the Intercompany Accounts. Gulfstream and the Subsidiaries are the only affiliates of the Seller that sell business jets. For the purposes of this Agreement, "Non-Gulfstream Affiliate" shall mean any affiliate of the Seller other than Gulfstream and the Subsidiaries.

          2.12. INSURANCE. The Schedule sets forth a list describing the categories of coverages of all material policies of insurance and fidelity or surety bonds insuring Gulfstream or any of the Subsidiaries or their business, assets, employees, officers and directors; to the Seller's Knowledge, all such policies and instruments providing such coverage are in full force and effect; Gulfstream and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; all such policies cover Gulfstream and/or the Subsidiaries exclusively; coverage thereunder will not be affected by the transactions contemplated hereby; there are no claims by Gulfstream or any of the subsidiaries against any of such policies as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Seller, Gulfstream and the Subsidiaries has received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies.

          2.13. KNOWLEDGE OF BUSINESS. The Purchaser shall have no claim for or right of indemnity pursuant to this Agreement based on any inaccuracy or breach of any representation or warranty if Mr. Allen E. Paulson, Forstmann Little & Co., FLC Partnership or any general partner of Forstmann Little & Co. or FLC Partnership had actual knowledge of such breach or inaccuracy, or of any information or facts which form the basis of such breach or inaccuracy, prior to the Closing Date.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Seller as follows:

          3.1.    CORPORATE STATUS; AUTHORIZATION AND VALIDITY OF AGREEMENT.
The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

          3.2. NO CONFLICTS, ETC. (a) The execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with the charter documents or by-laws of the Purchaser, or (ii) any breach or violation of or default under any Law or any material agreement, indenture or other instrument to which the Purchaser is a party or by which it or any of its properties or assets are bound.

          (b) No consent, approval or authorization of or filing with any governmental authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than a filing under the HSR Act in connection with the formation of the Purchaser. The acquisition of the Shares is not subject to the reporting requirements and waiting period of the HSR Act because (a) the Acquiring Person (as defined by 16 C.F.R. Section 801.2(a)) has neither prior sales nor a regularly prepared balance sheet, and its assets at the time of the Closing are less than $10 million, exclusive of any sums to be paid the Seller at the time of the Closing plus any expenses incidental to the acquisition contemplated hereby and (b) no entity that has either prior sales or total assets of $10 million or more controls the Acquiring Person, as "control" is defined in 16 C.F.R. Section 801.1(b).

          3.3. LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith.

          3.4. PURCHASE FOR INVESTMENT. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or under any state or foreign securities laws. The Purchaser is purchasing the Shares for its own account and not with a view to the distribution thereof.

          3.5. BROKERS. The Purchaser has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against the Seller, the Purchaser, or Gulfstream for any brokerage or finder's commission, fee or similar compensation.

          3.6. FINANCIAL ABILITY TO PERFORM. The Purchaser will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                CERTAIN COVENANTS

          4.1. OBLIGATIONS OF THE PARTIES. The parties shall apply for and diligently prosecute all applications for, and shall use their best efforts promptly to obtain, such consents, authorizations and approvals from such governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement, and shall use their best efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article VI and to effect the consummation of the transactions contemplated by this Agreement.

          4.2. CONDUCT OF BUSINESS, ETC. (a) Until the Closing, except as permitted by this Agreement or as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld or delayed, the Seller shall cause each of Gulfstream and the Subsidiaries to:

          (i) carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and use all commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it;

          (ii) maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practice;

          (iii) maintain its assets, machinery and equipment in sufficient operating condition and repair to enable it to operate its business in all material respects in the manner in which the business is currently operated;

          (iv) continue all existing policies of insurance (or comparable insurance) in full force and effect; and

          (v) use commercially reasonable efforts to keep available the services of its present officers, employees and agents (as a group).

          (b) From the date hereof and prior to the Closing, the Seller will cause each of Gulfstream and the Subsidiaries not to:

          (i)     amend its charter or by-laws;

          (ii) declare or pay any dividend or make any other redemption or other distribution with respect to its capital stock, or make any payments to any of its affiliates (other than by a wholly-owned Subsidiary to Gulfstream or another wholly-owned Subsidiary) except pursuant to contracts or arrangements disclosed pursuant to Section 2.11 or except pursuant to arm's-length transactions in the ordinary course of business in accordance with past practice; or

          (iii) except as required by Law (A) increase the compensation or fringe benefits of any director, officer or employee (other than, in the case of employees, compensation increases in accordance with its customary compensation practices and scheduled progressions and customary or scheduled changes in fringe benefits); (B) enter into any new or amend any existing bonus or incentive agreement or similar arrangement with any of its directors, officers or other employees; (C) enter into any new employment, collective bargaining, severance, consulting or other compensation agreement with any existing director, officer, employee or employee representative; or (D) enter into a new or commit itself to any additional benefit plan or amend or terminate or renew or commit itself to amend or terminate or renew any benefit plan in existence on the date hereof.

          4.3. ACCESS AND INFORMATION. The Seller shall cause Gulfstream and the Subsidiaries to give the Purchaser and its representatives access at all reasonable times to the properties, books and records of Gulfstream and the Subsidiaries and to the outside auditors of Gulfstream and the Subsidiaries and their workpapers and to furnish such additional information and documents, all as the Purchaser may reasonably request. The Seller shall, upon the reasonable request of the Purchaser, deliver to Gulfstream at its principal place of business (or to such other location as the Purchaser shall request) all books and records pertaining to Gulfstream or any of the Subsidiaries or copies thereof which are not otherwise in the possession of Gulfstream or the Subsidiaries.

          4.4. CONFIDENTIALITY. (a) Unless and until the Closing occurs, any information provided to the Purchaser or its representatives pursuant hereto shall be subject to the terms and conditions of the letter agreement between First Boston

Corporation, on behalf of Chrysler Corporation ("Chrysler"), and Forstmann Little & Co., dated January 11, 1990 (the "Confidentiality Agreement").

          (b) Any information that the Seller obtains in connection herewith with respect to the Purchaser or any of its affiliates shall be subject to the same provisions of the Confidentiality Agreement as if the Seller were "the Purchaser" and the information concerning the Purchaser were information concerning the Seller, Gulfstream or the Subsidiaries.

          (c) At the Closing, the Confidentiality Agreement shall terminate and become void and have no effect. At the Closing, the Seller shall assign, without warranty, to the Purchaser all assignable rights of the Seller under all confidentiality agreements between the Seller and persons other than the Purchaser that were entered into in connection with or relating to a possible sale of Gulfstream and the Subsidiaries, including, without limitation, the right to enforce all terms of such confidentiality agreements, and shall certify that it has not waived any of its or Gulfstream's rights thereunder. At the closing, the Seller shall deliver to the Purchaser the original executed copies of all such confidentiality agreements.


          4.5. CONTINUING SUPPORT SERVICES. (a) Upon the request of the Purchaser prior to the Closing Date, the Seller will agree to enter into reasonable arrangements to provide Gulfstream and the Subsidiaries for an interim period certain of the support services currently provided to them (the "Support Services") at prevailing market rates, PROVIDED that in no event will the Seller or any of its affiliates provide any insurance or cash management services to the Purchaser, Gulfstream or any Subsidiary after the Closing Date. Any Support Services that are not continued pursuant to the preceding sentence shall be terminated as of the Closing.

          (b) Gulfstream will continue Pentastar Aviation, Inc. ("Pentastar") as a named insured on any policy of insurance held by Gulfstream on which Pentastar is currently so named until September 1, 1990, PROVIDED that Pentastar will reimburse Gulfstream for any deductible amount paid by Gulfstream on account of a Pentastar loss.

          4.6. UNWINDING OF CERTAIN INTERCOMPANY RELATIONSHIPS. (a) At or prior to the Closing, Gulfstream will enter into a guaranty of the Oklahoma facility lease referred to in Section 2.11 of the Schedule. To the extent requested by Chrysler after the Closing, the Purchaser and Gulfstream will cooperate with Chrysler (at Chrysler's expense) in obtaining a release of Chrysler from its guaranty of such lease and in any sale by Chrysler of the bonds issued in connection with the financing of such facility.

          (b) At or prior to the Closing, Gulfstream will assume Chrysler's guaranty of Commander Air Company's indebtedness under a line of credit extended by Chrysler Capital Corporation to Commander Air Company.

          (c) At or prior to the closing, Gulfstream will assume the obligations of Chrysler International Services S.A. ("CISSA") under its London office lease. To the extent requested by Chrysler after the Closing, the Purchaser and Gulfstream will cooperate with CISSA (at CISSA's expense) in obtaining a release of Chrysler from such lease. At or prior to the Closing, Gulfstream will transfer the two Gulfstream sales representatives employed by CISSA to Gulfstream or a subsidiary of Gulfstream.

          4.7. EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. (a) PENSION PLANS. The Seller shall cause the trustee of the master trust in which the Gulfstream Aerospace Corporation Pension Plan, the Gulfstream Aerospace Technologies Salaried Employees Pension Plan and the Gulfstream Aerospace Technologies Hourly Employees Pension Plan (the "Pension Plans") participate (the "Master Trust"), as of the Master Trust's valuation date next following the Closing Date (the "Valuation Date"), to value, in a manner consistent with its prior practice, the share of the assets of the Master Trust attributable to the Pension Plans (the "Asset Value"). As soon as practicable after the determination of the Asset Value, the Seller shall cause the trustee of the Master Trust to transfer to a successor trustee designated by the Purchaser an amount (the "Transfer

Amount") in cash and guaranteed investment contracts attributable to the Pension Plans equal to the Asset Value increased by interest during the period from the Valuation Date to the date of transfer at an interest rate equal to the interest rate credited from time to time during such period on short term investments held in the Master Trust.

          (b)     401(k) PLAN.

          (i) The Purchaser shall, as soon as practicable after the Closing, establish or designate a defined contribution plan (the "Purchaser's Investment Plan") for the benefit of those employees of Gulfstream and the Subsidiaries who, on the Closing Date, are participants in the Chrysler Hourly Deferred Pay Plan (the "Chrysler Plan") (such participants referred to herein as the "Transferred Investment Participants").

          (ii) As soon as practicable after the later of the expiration of 30 days following the filing of Form 5310 with the Internal Revenue Service (the "IRS") in respect of the Purchaser's Investment Plan and the Chrysler Plan, and
(B) the receipt by the Seller of (I) a satisfactory opinion of counsel (subject to any amendments that may be required by (x) reason of amendments made to the Code (as hereinafter defined) by reason of the Tax Reform Act of 1986 or any subsequent legislation, which amendments are not required to be adopted as of the date of such opinion letter, or (y) the IRS) or (II) a determination letter issued by the IRS, in either case, to the effect that the Purchaser's Investment Plan meets, in form, the applicable requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the Seller shall cause the trustee of the Chrysler Plan to transfer to the trust forming a part of the Purchaser's Investment Plan cash and/or other property acceptable to the Purchaser which is held in the trust forming a part of the Chrysler Plan, in an amount equal to the account balances of Transferred Investment Participants as of the monthly valuation date of such plan immediately preceding the date of such transfer.

          (iii) The Seller shall, prior to the Closing Date, use commercially reasonable efforts to obtain or cause to be obtained any necessary consent of the

International Union, United Automobile, Aerospace and Agricultural Implement Workers of America Local #2130 with respect to the replacement of the Chrysler Plan by the Purchaser's Investment Plan and the transfer contemplated in
Section 4.7(b)(ii).

          (c) CHRYSLER STOCK AGREEMENTS. The Seller agrees that it will deliver or will cause to be delivered prior to the Closing Date (or, if later, in the case of shares to be delivered in respect of performance in 1989, as soon as practicable following the determination of the number of shares due) to each of the individuals listed in Section 4.7 of the Schedule hereto, the number of shares of Chrysler Corporation common stock (adjusted for any stock splits or other changes in capitalization of Chrysler Corporation) earned by the individual (together with any dividends or dividend equivalents on such shares and any interest earned thereon) for each calendar year from 1986 through 1989 pursuant to letter agreements between Gulfstream and such individuals. Gulfstream agrees to assume the Seller's rights, duties and obligations (including the obligation to deliver to such individuals any additional shares of Chrysler Corporation common stock) under said letter agreements in respect of performance during calendar year 1990.

          (d) CHRYSLER CORPORATION CAR LEASE PROGRAM. The Seller agrees that it will continue, or will cause to be continued, the furnishing of vehicles currently provided under each car leasing arrangement and the product evaluation program on terms substantially similar to those in effect on the date hereof for the benefit of currently participating employees and retirees of Gulfstream and the Subsidiaries through September 30, 1990, PROVIDED that Gulfstream shall reimburse the Seller in the amount of $425 per month (pro-rated for partial months) for each car subject to the product evaluation program and the amount of the required lease payments for each leased vehicle.

          (e) INDEMNIFICATION BY THE SELLER. The Seller shall indemnify and hold harmless the Purchaser, Gulfstream, each of their respective affiliates and subsidiaries, shareholders, directors, officers, employees, and agents and each of the heirs, executors, successors, and assigns of any of the foregoing against any Damages (as defined in Section 7.2.1) (including any excise and penalty Taxes) incurred or suffered by any of them arising out of or relating to the funding, operation, administration, amendment or termination of, and the withdrawal or partial withdrawal from, any employee benefit plan established, maintained or contributed to by the Seller or any person or entity under common control or affiliated with (as defined in sections 414(b), (c), (m) or (o) of the Code or section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and regulations promulgated thereunder) the Seller (other than Gulfstream and the Subsidiaries), whether arising out of or relating to any event or state of facts occurring or existing before or after the Closing Date and including, but not limited to, Damages arising under Title IV of ERISA, section 302 of ERISA and sections 412 and 4971 of the Code.

                                    ARTICLE V

                                      TAXES

          5.1. PAYMENTS WITH RESPECT TO CERTAIN TAXES. On the Closing Date, the Tax sharing agreement between Gulfstream and Chrysler corporation shall be terminated, and no additional payments shall be made thereunder, PROVIDED that the parties to such agreement shall be obligated to make all payments required pursuant to the terms thereof as and when due thereunder with respect to federal Income Taxes attributable to all periods beginning on or after January 1, 1990 and ending on or prior to the Closing Date (the "Stub Periods"), and PROVIDED, FURTHER, that the obligation to make such payments with respect to the Stub Periods shall be based solely on the Returns for the Stub Periods as originally filed with the Internal Revenue Service. If any payment was made pursuant to the terms of such Tax sharing agreement after December 31, 1989 with respect to any period ending on or before such date, the party that received such payment shall, on or before the Closing Date, refund such payment to the party that made such payment. With respect to all state, local and foreign Income Taxes relating to Gulfstream or any Subsidiary that are described as being the responsibility of the Seller in Section 5.2(a)(ii) attributable to the Stub Periods, as between Gulfstream and the Subsidiaries, on the one side, and the Seller and the Non-Gulfstream Affiliates, on the other side, the combined, consolidated or unitary Income Taxes shall be allocated in a manner consistent with sections 1.1502-33(d)(2)(ii) and 1.1552-(i)(a) of the Income Tax Regulations, and (a) Gulfstream shall pay to the Seller the amount of such Taxes allocated to Gulfstream and the Subsidiaries, or (b) if Gulfstream and the Subsidiaries have losses or credits that are used to reduce the amount of such Taxes, the Seller shall pay to Gulfstream an amount equal to such reduction, PROVIDED that the obligation to make such payments with respect to the Stub Periods shall be based solely on the Returns for the Stub Periods as originally filed with the applicable taxing authorities. For all purposes of this Section 5.1, Tax liabilities on a separate return basis shall be computed consistent with past practices, and such Tax liabilities shall not include any amounts of Tax arising solely from (i) Gulfstream's or any Subsidiary's ceasing, as a result of the sale of the Shares pursuant to this Agreement, to be a member of the Seller's Group (as defined in Section 5.2(a)) or any group filing combined, consolidated or unitary Returns that includes the Seller or any Non-Gulfstream Affiliate, including, without limitation, the restoration of gain on any deferred intercompany transaction and the inclusion in income of any excess loss account, or (ii) any income or recapture of credits resulting from the deemed sale of assets and other deemed transactions arising from the Section 338(h)(10) Election (as defined in Section 5.3(a)) and all comparable elections under state and local Tax law. Any disagreement between the Seller and the Purchaser as to the determination of such Tax liabilities shall be resolved pursuant to the Tax Dispute Resolution Mechanism (as defined in Section 5.4).

          5.2. TAX MATTERS. (a) RESPONSIBILITY FOR PAYMENT. The Seller shall pay or cause to be paid (without duplication of amounts otherwise payable, and excluding any interest, penalties and additions to tax arising from any act or omission after the Closing by the Purchaser, Gulfstream or any of the Subsidiaries if such act or omission was negligent, in bad faith or in violation of Law) (i) all federal Income Taxes payable with respect to Gulfstream and the Subsidiaries for all periods ending on or prior to the Closing Date for which they are includible in the Return of the consolidated group of which the Seller is a member (the "Seller's Group"), (ii) all state, local and foreign Income Taxes with respect to which Gulfstream or any of the Subsidiaries has filed or is required to file pursuant to Section 5.2(b)(i) a combined, consolidated or unitary Return with the Seller or any of the Non-Gulfstream Affiliates, payable with respect to Gulfstream and such Subsidiaries for all periods ending on or prior to the Closing Date, (iii) all state, local and foreign Income Taxes payable with respect to Gulfstream and the Subsidiaries for all periods ending on or prior to December 31, 1989 other than those Taxes described in clause
(ii) above, but only to the extent of the net increase in the amount of such Taxes that may arise from the disallowance of Tax benefits that resulted from the election under section 338 of the Internal Revenue Code of 1954 and comparable elections under state and local Tax law made in respect of the 1985 purchase of the stock of Gulfstream by Chrysler Corporation (the "1985 Elections"), (iv) all Income Taxes arising directly from the deemed sales of assets and the other deemed transactions resulting from the 1985 Elections and (v) all Taxes for which Gulfstream or any of the Subsidiaries may be held liable as a member of the Seller's Group pursuant to section 1.1502-6(a) of the Income Tax Regulations or as a member of any combined, consolidated or unitary group of which the Seller or any of the Non-Gulfstream Affiliates is or was a member pursuant to any similar provision of any state, local or foreign law with respect to Income Taxes. The Purchaser shall pay or cause to be paid all Taxes of or imposed on Gulfstream or any of the Subsidiaries or on the assets thereof (for which Gulfstream or any of the Subsidiaries has primary liability) that are not described as being the responsibility of the Seller in the first sentence of this Section 5.2(a).

          (b) RETURNS. (i) The Seller and the Purchaser shall cause Gulfstream and the Subsidiaries, to the extent permitted by law, to join, for all taxable periods ending on or prior to the Closing Date, in (x) the consolidated federal Income Tax Returns of the Seller's Group and (y) the combined, consolidated or unitary Returns for state, local and foreign Income Taxes with respect to which Gulfstream or any of the Subsidiaries (I) filed such a Return for the most recent taxable period for which a Return has been filed prior to the Closing Date and may file such a Return for subsequent taxable periods or (II) is required to file such a Return. The income, deductions and credits of Gulfstream and such Subsidiaries for periods on or prior to the Closing Date shall be included in the consolidated federal Income Tax Returns of the Seller's Group and in such combined, consolidated and unitary Returns where applicable. The Seller shall file, or cause to be filed, all other Returns relating to the business or assets of Gulfstream and the Subsidiaries required to be filed on or before the Closing Date.

          (ii) The Purchaser shall file, or cause to be filed, all Returns relating to the business or assets of Gulfstream and the Subsidiaries other than those Returns described in Section 5.2(b)(i) (including, without limitation, any federal Income Tax Return filed by the consolidated group of which the Purchaser is a member with respect to any taxable period ending after the Closing Date). The income, deductions and credits of Gulfstream and the Subsidiaries, other than those required to be included in the Returns described in Section 5.2(b)(i), shall be included in the Returns described in the immediately preceding sentence, including, without limitation, (x) items for periods on or prior to the Closing Date with respect to state, local and foreign Income Taxes that are not required to be included in combined, consolidated or unitary Returns or in Returns required to be filed on or before the Closing Date pursuant to Section 5.2(b)(i) and (y) all items for periods after the Closing Date. Any such Returns for which the Purchaser is responsible shall, insofar as they relate to items for periods ended on or prior to December 31, 1989 and to the extent permitted by applicable Tax law, be on a basis consistent with the last previous such Returns filed in respect of Gulfstream and the Subsidiaries.


          (iii) The Purchaser and the Seller shall cooperate, and the Purchaser shall cause Gulfstream and the Subsidiaries to cooperate with the Seller, with respect to the preparation and filing of any Return for which the other is responsible pursuant to this Section 5.2(b).

          (c)     REFUNDS.  Subject to the provisions of this Section 5.2(c),
(i) the Seller shall be entitled to retain, or receive immediate payment from Gulfstream or the Purchaser of, any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Returns filed after the Closing Date), plus any interest received with respect thereto from the applicable taxing authority, relating to Gulfstream or any Subsidiary that are described as being the responsibility of the Seller in
Section 5.2(a), and (ii) the Purchaser or Gulfstream shall be entitled to retain, or receive immediate payment from the Seller of, any refund or credit with respect to Taxes, plus any interest received with respect thereto from the applicable taxing authority, relating to Gulfstream or any Subsidiary that are described as being the responsibility of the Purchaser in Section 5.2(a), PROVIDED that (x) neither Gulfstream nor any Subsidiary shall elect to carry back any item of loss, deduction or credit from a Return described as being the responsibility of the Purchaser in Section 5.2(b)(ii), to a Return described as being the responsibility of the Seller in Section 5.2(b)(i) (other than the last sentence thereof), and notwithstanding any other provision of this Section 5.2(c), the Seller shall be entitled to retain any refund or credit with respect to Taxes that results from any such item that Gulfstream or such Subsidiary could have elected not to so carry back, and the Purchaser or Gulfstream shall be entitled to receive immediate payment from the Seller of any refund or credit with respect to Taxes that results from any such item that Gulfstream or such Subsidiary was required to so carry back unless such requirement resulted from a carryback election by any affiliate of Gulfstream or such Subsidiary, (y) the Seller shall not pursue any refund claim relating to Gulfstream or any of the Subsidiaries with respect to (I) federal Income Taxes for periods during which Gulfstream and the Subsidiaries were includible in the Return of the Seller's Group or (II) state, local or foreign Income Taxes covered by the Returns for which Gulfstream or any of the Subsidiaries has filed or is required to file pursuant to Section 5.2(b)(i) a combined, consolidated or unitary Return with the Seller or any of the Non-Gulfstream Affiliates, to the extent such refund claim relates to additional amounts that were included in income in such Returns because of deductions relating to customer deposits claimed by Gulfstream and the Subsidiaries in federal, state, local or foreign Income Tax Returns for periods ending on or prior to the closing date of the 1985 purchase of the stock of Gulfstream by Chrysler Corporation, and (z) the Seller shall, or shall allow the Purchaser to, pursue a refund claim or claims with respect to the matters set forth in clause (y) of this proviso if, when and to the extent that it is finally determined that the deductions claimed by Gulfstream and the Subsidiaries set forth in such clause (y) are disallowed, and if any refund is received by the Seller or any Non-Gulfstream Affiliate as a result of such refund claim (the Purchaser and the Seller hereby agreeing that the Seller or a Non-Gulfstream Affiliate shall have the right to receive all such refunds from the applicable taxing authorities), the Seller shall pay to the Purchaser an amount (which shall be treated as an adjustment of the purchase price of the Shares, except as may be otherwise required by any applicable taxing authority) equal to (I) the amount of such refund, plus (II) any interest received by the Seller or any Non-Gulfstream Affiliate with respect to such refund from the applicable taxing authority (reduced by any Taxes payable on such interest by the Seller or any Non-Gulfstream Affiliate), MINUS (III) any Taxes on any net additional income or gains resulting from the sale of the Shares pursuant to this Agreement and the deemed sale of assets and other deemed transactions arising from the Section 338(h)(10) Election and all comparable elections under state and local Tax law (if such elections are made) because of the reduction of the amounts included in income as set forth in such clause
(y) giving rise to such refund, because of the disallowance of the deductions set forth in such clause (y) or because of the adjustment of the purchase price of the Shares arising from the Seller's payment to the Purchaser under this clause (z). The Purchaser and the Seller shall cooperate, and the Purchaser shall cause Gulfstream and the Subsidiaries to cooperate with the Seller, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 5.2(c). Such cooperation shall include providing all relevant information available to the Seller or the Purchaser (through Gulfstream or otherwise), as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to the Seller or the Purchaser, as the case may be, and in accordance with this provision, any amount received by the Purchaser (or Gulfstream or any of the Subsidiaries) or the Seller, as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim, PROVIDED that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party that is to enjoy the economic benefit of a refund under this Section 5.2(c) shall bear the out-of-pocket expenses of the other party reasonably incurred in seeking such refund. If one party is to enjoy the economic benefit of a refund under this Section 5.2(c) but the refund involves an issue that could have a Material Adverse Tax Effect (as defined in Section 5.2(g)) on the other party, the party that would enjoy the economic benefit shall give notice to the other party of such issue, with respect to which the parties, each at its own expense, shall jointly pursue such issue, and any disagreement between them as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism.

          (d) AUDITS. Each of the Purchaser and the Seller shall promptly notify the other in writing within ten days from its receipt of notice of (i) any pending or threatened Tax audits or assessments of Gulfstream or any of the Subsidiaries, as long as any taxable periods ending on or prior to the Closing

Date remain open, and (ii) any pending or threatened Tax audits or assessments of the Purchaser or the Seller, or any of the affiliates thereof, that may affect the tax liabilities of Gulfstream or any of the Subsidiaries, in each case for taxable periods ending on or prior to the Closing Date. The Seller shall have the right to represent the interests of Gulfstream and the Subsidiaries in any Tax audit or administrative or court proceeding to the extent relating to Taxes that are described as being the responsibility of the Seller in Section 5.2(a)(i), 5.2(a)(ii) or 5.2(a)(v), and to employ counsel of its choice at its expense, PROVIDED that the Seller shall give notice to the Purchaser with respect to any issue relating to such audit or proceeding that could have a Material Adverse Tax Effect on the Purchaser, Gulfstream or the Subsidiaries, with respect to which issue the Seller and the Purchaser, each at its own expense, shall jointly have the right to represent the interests of Gulfstream and the Subsidiaries, and any disagreement between the Seller and the Purchaser as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Purchaser shall have the right to represent the interests of Gulfstream and the Subsidiaries in any Tax audit or administrative or court proceeding not described in the immediately preceding sentence and to employ counsel of its choice at its expense, PROVIDED that to the extent that such audit or proceeding relates to Taxes that are described as being the responsibility of the Seller in Section 5.2(a)(iii) or 5.2(a)(iv), with respect to any issue that could have a Material Adverse Tax Effect on the Seller, the Purchaser and the Seller, each at its own expense, shall jointly have the right to represent the interests of Gulfstream and the Subsidiaries, and any disagreement between the Purchaser and the Seller as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Purchaser and the Seller shall cooperate, and the Purchaser shall cause Gulfstream and the Subsidiaries to cooperate with the Seller, with respect to any Tax audit or administrative or court proceeding relating to Taxes referred to in this
Section 5.2(d). Such cooperation shall include providing all relevant information available to the Seller or the Purchaser (through Gulfstream or otherwise), as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times, PROVIDED that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

          (e) CONDUCT OF BUSINESS. Notwithstanding any other provision of this Section 5.2, the Purchaser shall be responsible for Taxes that arise due to the failure, following the Closing, of the Purchaser to cause Gulfstream and the Subsidiaries to carry on their business on the Closing Date only in the ordinary course and in substantially the same manner as heretofore conducted.

          (f) TRANSACTION-RELATED TAXES. Notwithstanding any other provision of this Agreement, neither the Seller nor any of the Non-Gulfstream Affiliates shall bear any Taxes that relate to a Section 338 Election (as defined in Section 5.2(g)). The Purchaser and the Seller shall bear equally any Taxes that relate to the purchase and sale of the Shares pursuant to this Agreement (other than applicable stock transfer Taxes and Income Taxes or Taxes on gains resulting from such sale, which shall be borne by the Seller), except as may specifically be provided to the contrary in this Agreement.

          (g) DEFINITIONS. (i) "Tax" or "Taxes" means all federal, state, local, foreign and other income, franchise, capital, withholding, unemployment insurance, social security, gross receipts, sales and use, excise, real and personal property, stamp, transfer, workers' compensation and other similar taxes (including all interest and penalties thereon and additions thereto); (ii) "Income Tax" or "Income Taxes" means a Tax or Taxes computed in whole or in part by reference to net income (including all interest and penalties thereon and additions thereto); (ii) "Return" or "Returns" means all federal, state, local and foreign Tax returns, reports, declarations and forms relating to the business or assets of Gulfstream and the Subsidiaries; (iv) An issue shall have a potential "Material Adverse Tax Effect" if (x) it could by itself result in the aggregate payment by one party with respect to Taxes that are described as being the responsibility of such party in Section 5.2(a) of an amount in excess of $250,000 or (y) it is not an issue described in clause (x) above, but, together with all other issues not described in such clause (x) also arising in connection with the audit of the particular Return with respect to which such issue arises, it could result in the aggregate payment by such party with respect to such Taxes of an amount in excess of $500,000; and (v) "Section 338 Election" means an election or deemed election pursuant to section 338 of the Code or any similar provision under any state or local Tax law with respect to the purchase and sale of the Shares pursuant to this Agreement and the resulting indirect purchase and sale of the shares of stock of the Subsidiaries, other than any such election made together with a
Section 338(h)(10) Election and any comparable elections under state and local Tax law.

          5.3. SECTION 338(h)(10) ELECTION. (a) ELECTION; PAYMENT. If the Purchaser shall give notice to the Seller on or before September 15, 1990, to the effect that the Purchaser has determined that an election pursuant to section 338(h)(10) of the Code should be made with respect to the purchase and sale of the Shares pursuant to this Agreement (a "Section 338(h)(10) Election"), then (i) the Seller shall cause the common parent of the Seller's Group to join in the Section 338(h)(10) Election and shall, or shall cause the proper Non-Gulfstream Affiliate to, join in all comparable elections under state and local Tax laws, and (ii) on the date on which the Seller shall deliver to the Purchaser the required forms for making the Section 338(h)(10) Election, properly executed by the common parent of the Seller's Group, the Purchaser shall pay to the Seller the amount of $2,750,000 by wire transfer of immediately available funds to a bank designated by the Seller, which payment shall be treated as an adjustment of the purchase price for the Shares, except as may be otherwise required by any applicable taxing authority.

          (b) FORMS. Together with the notice provided to the Seller pursuant to Section 5.3(a), the Purchaser shall provide to the Seller drafts of all forms, together with all attachments thereto, required for making the
Section 338(h)(10) Election and all comparable elections under state and local Tax laws (the "Election Forms"). The Seller and the Purchaser shall cooperate in drafting and making final the Election Forms, and any dispute with respect thereto shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Purchaser shall be responsible for filing the Election Forms with the proper taxing authorities.

          (c) ALLOCATION. On or before March 15, 1991, the Purchaser shall provide to the Seller a proposed allocation of the purchase price for the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, together with a report in support of such allocation prepared by a firm of independent appraisers of nationally recognized reputation, the fees and expenses of which shall be borne by the Purchaser, setting forth the estimated fair market values of the assets of Gulfstream and, to the extent relevant to such deemed sale, the Subsidiaries. The Seller and the Purchaser shall cooperate in determining a final allocation (the "Final Allocation"), and any dispute with respect thereto shall be resolved pursuant to the Tax Dispute Resolution Mechanism, PROVIDED that if the Purchaser's position with respect to such dispute shall be reasonable and, except to the extent otherwise required under applicable Tax law, not significantly different in methodology from the position taken by Chrysler Corporation with respect to the allocation of the purchase price for the deemed sales of assets resulting from the making of the 1985 Elections, then the dispute shall be resolved in favor of the Purchaser's position. The Seller agrees (i) that the Seller will cooperate with the Purchaser, prior to the Purchaser's providing to the Seller the notice set forth in Section 5.3(a), in developing a tentative allocation of the purchase price for the deemed sale of assets that would result from the making of the Section 338(h)(10) Election, and (ii) that the Purchaser may provide to the Seller a proposed allocation and report in support thereof prior to providing to the Seller the notice set forth in Section 5.3(a), and that if the Purchaser so provides such allocation and report to the Seller, the Seller will cooperate with the Purchaser in attempting to determine the Final Allocation on or prior to September 15, 1990, PROVIDED that if the Seller shall so cooperate with the Purchaser but the Purchaser shall determine that the Section 338(h)(10) Election should not be made, then the Purchaser shall pay to the Seller the reasonable expenses of the Seller (not exceeding $25,000) in providing such cooperation.

          (d) MODIFICATION; REVOCATION. The Purchaser and the Seller agree that neither of them shall, or shall permit any of their affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election or any comparable election under state and local Tax law following the filing of the Election Forms, without the written consent of the Seller and the Purchaser, as the case may be.

          (e) CONSISTENT TREATMENT. The Purchaser and the Seller shall, and shall cause their respective affiliates to, file all Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable Tax law.

          (f) TAXES AND EXPENSES RESULTING FROM ELECTION. Notwithstanding any other provision of this Agreement, to the extent resulting from the making of the Section 338(h)(10) Election and all comparable elections under state and local Tax law, (i) the Seller shall be responsible for all federal Income
Taxes, all state and local Income Taxes with respect to which Gulfstream or any of the Subsidiaries files a combined, consolidated or unitary Return for the period that includes the Closing -Date, and all state and local Income Taxes imposed on the Seller or any Non-Gulfstream Affiliate (for which Gulfstream or any of the Non-Gulfstream Affiliates has primary liability), and (ii) the Purchaser shall be responsible for all Taxes that are not described as being the responsibility of the Seller in clause (i) above. Notwithstanding any other provision of this Agreement, the Purchaser and its affiliates (including Gulfstream and the Subsidiaries following the Closing), on the one side, and the Seller and the Non-Gulfstream Affiliates, on the other side, shall bear their respective administrative, legal, accounting and similar expenses resulting from the making of the Section 338(h)(10) Election and all comparable elections under state and local Tax laws.

          (g) NOTICES, ETC. All notices and other materials required to be provided pursuant to this Section 5.3 shall be provided as set forth in Section 8.7, but if to the Seller, additional copies shall be sent to each of Robert E. Glass, Esq., Chrysler Corporation, 12000 Chrysler Drive, Highland Park, Michigan 48288-1919, and Robert J. Cubitto, Esq., Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022.

          5.4. TAX DISPUTE RESOLUTION MECHANISM. Wherever in this Article V it shall be provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," such dispute shall be resolved as follows: (a)The parties will in good faith attempt to negotiate a settlement of the dispute. (b) If the parties are unable to negotiate a resolution to the dispute within 30 days, the dispute will be submitted to the national office of Deloitte & Touche or other independent accountants of nationally recognized standing reasonably satisfactory to the Seller and the Purchaser (the "Tax Dispute Accountants").
(c) The parties will present their arguments to the Tax Dispute Accountants within 15 days after submission of the dispute to the Tax Dispute Accountants.
(d) The Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within 30 days after the parties have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties. (e) Any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (i) the date on which such payment or action would otherwise be required or (ii) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution). (f) The fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by the Seller and the Purchaser.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          6.1. GENERAL. The respective obligations set forth herein of the Seller and the Purchaser to consummate the sale and purchase of the Shares and the other transactions to be consummated at the Closing hereunder shall be subject to the fulfillment, on or before the Closing Date, in the case of the Seller, of the conditions set forth in Sections 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4, PROVIDED that a party shall be precluded from asserting that a condition hereinafter set forth in this Article VI has not been satisfied by reason of any matter, fact, failure or circumstance set forth in the Schedule or disclosed in writing to such party and not objected to by such party within five business days thereafter, and PROVIDED, FURTHER, that a party shall not be so precluded if any matters, facts, failures or circumstances so disclosed, together with any matters, facts, failures or circumstances subsequently disclosed, in the aggregate constitute the failure of a condition to be satisfied unless not objected to by such party within five business days after such subsequent disclosure.

          6.2.    CONDITION TO OBLIGATIONS OF BOTH PARTIES.

          6.2.1. HSR ACT. The applicable waiting period under the HSR Act shall have expired or been terminated.

          6.2.2. LEGAL PROCEEDINGS. No Law shall have been enacted since the date hereof and no order shall have been entered and not vacated by a court or governmental authority, which enjoins, makes illegal or prohibits consummation of the transactions contemplated hereby; and there shall be no action, suit or proceeding pending by a governmental authority seeking to do any of the foregoing.

          6.3.    CONDITIONS TO OBLIGATIONS OF THE SELLER.

          6.3.1. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser's representations and warranties in Article III shall be true and correct when made and (other than Section 3.3) At and as of the Closing with the same effect as though made at and as of such time, with such exceptions as are not individually or in the aggregate material. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

          6.3.2. OFFICER'S CERTIFICATE. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by its President or a Vice President, (a) as to the fulfillment of the conditions set forth in
Section 6.3.1 and (b) certifying that the Purchaser has no actual knowledge of any misrepresentation by the Seller hereunder.

          6.3.3. OPINION OF COUNSEL. The Seller shall have received from Fried, Frank, Harris, Shriver & Jacobson, counsel for the Purchaser, an opinion, dated the Closing Date and addressed to the Purchaser, in substantially the form previously delivered and initialled by the parties.

          6.4.    CONDITIONS TO OBLIGATIONS OF THE PURCHASER.


          6.4.1. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller's representations and warranties in Article II shall be true and correct when made and (other than Section 2.4) at and as of the Closing with the same effect as though made at and as of such time, with such exceptions as do not individually or in the aggregate have a Material Adverse Effect. The Seller shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

          6.4.2. OFFICER'S CERTIFICATE. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in Section 6.4.1.

          6.4.3. OPINION OF COUNSEL. The Purchaser shall have received from the General Counsel of Chrysler Corporation an opinion, dated the Closing Date and addressed to the Purchaser, in substantially the form previously delivered and initialled by the parties.

          6.4.4. RESIGNATIONS. The directors of Gulfstream specified in a notice delivered by the Purchaser to the Seller at least five days prior to the Closing shall have submitted their resignations from the Board of Directors of Gulfstream effective upon the Closing Date.

          6.4.5. FIRPTA CERTIFICATE. The Seller shall have delivered to the Purchaser a certificate that shall meet the requirements of section 1.1445-2(b)(2) or section 1.1445-2(c)(3) of the Income Tax Regulations.

          6.4.6. CHANGES, ETC. Since the date of this Agreement, Gulfstream and the Subsidiaries taken as a whole shall not have suffered any change or changes or the occurrence of any event or events (except for changes or events resulting from or in any way attributable to general economic or market conditions, or from the consummation of the transactions contemplated hereby and the ownership or management by the Purchaser of Gulfstream, changes in the management personnel of Gulfstream, or changes or events affecting the commercial aviation industry generally) which, individually or in the aggregate, have a material adverse effect on the business, financial condition or prospects of Gulfstream and the Subsidiaries taken as a whole as presently conducted or constituted.
The Purchaser hereby represents that neither the Purchaser nor any of the other parties referred to in Section 2.13 has any knowledge of any such change or event or any basis therefor as of the date of this Agreement.

                                   ARTICLE VII

                                 INDEMNIFICATION

          7.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Articles II and III of this Agreement shall survive until the first anniversary of the Closing Date, and no claim for indemnification for any breach of such representations and warranties under this Article VII shall be valid unless asserted in writing by such date, such writing to specify in reasonable detail (i) the representation or warranty that is alleged to have been inaccurate or to have been breached and (ii) the basis for such allegation, including, without limitation, the provision of supporting documentation to the extent then available.

          7.2.    INDEMNIFICATION.

          7.2.1. BY THE SELLER. From and after the Closing and subject to the survival provisions of Section 7.1, the Seller shall indemnify and hold harmless the Purchaser, its affiliates (including Gulfstream and the Subsidiaries), their respective officers, directors, employees, agents and representatives and any person claiming by or through any of them on an after-tax basis from and against any and all losses, damages, costs and expenses, including reasonable attorneys' fees (collectively, "Damages"), incurred by any of them (i) relating to, arising out of or resulting from any inaccuracy or breach of any representation or warranty on the part of the Seller under this Agreement (except as provided in Section 2.13 and except to the extent corrected or disclosed in writing to, and not objected to pursuant to Section 6.1 by, the Purchaser prior to the Closing) or (ii) any failure by the Seller to perform any of its covenants or agreements contained in this Agreement.

          The Purchaser's rights to indemnification under this Article VII shall be limited as follows:

          (a) All indemnity payments hereunder shall be treated as an adjustment of the purchase price for the Shares, except as may be otherwise required by any applicable taxing authority. The phrase "on an after-tax basis" shall mean that the amount of any Damages incurred by the Purchaser shall be (i) reduced by an amount equal to the Tax benefits, if any, attributable to such Damages and (ii) increased by an amount equal to the Taxes, if any, attributable to the receipt of any indemnity payment pursuant to the provisions hereof in respect of such Damages, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by the Purchaser or Gulfstream, or any consolidated, combined or unitary group of which either thereof is a member, during any taxable period after the Closing Date.

          (b) The amount of any Damages incurred by the Purchaser shall be reduced by the net amount the Purchaser or Gulfstream recovers on an after-tax basis (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser shall use reasonable efforts to effect any such recovery. There shall be no duplicative payments or indemnities by the Seller.

          (c)     The Purchaser shall be entitled to indemnification under
Section 7.2.1(i) only to the extent of the excess, if any, of the aggregate amount of such Damages (adjusted as provided in paragraphs (a) and (b) of this Section 7.2.1) over one percent of the Purchase Price, PROVIDED the aggregate amount of such indemnification shall not exceed $25,000,000.

          (d) The indemnity provided in this Section 7.2.1 shall be the sole and exclusive remedy of the Purchaser after the Closing for monetary damages for any inaccuracy or breach of any representation or warranty on the part of the Seller.

          (e) Notwithstanding the provisions of Sections 7.2.1(a) and (b), the Seller shall not decline or be obligated to pay any amount otherwise payable pursuant to Section 7.2.1 on the grounds that such payment might be subsequently reduced or increased as provided in Section 7.2.1(a) or (b). If the amount of any limitation pursuant to this Section 7.2.1 is determined after payment by the Seller of any amount otherwise required to be paid pursuant to this Article VII, the Purchaser shall repay to the Seller, promptly after such determination, any amount that the Seller would not have had to pay pursuant to this Article VII had such determination been made-at the time of such payment.


          (f) The Seller shall not have any liability under Section 7.2.1(i) for any Damages to the extent that any such Damages result from any action or failure to act of the Purchaser, Gulfstream or any Subsidiary after the Closing Date if such action or failure to act occurred after any of the Purchaser, Gulfstream or any Subsidiary had knowledge of any inaccuracy or breach of any representation or warranty on the part of the Seller under this Agreement or if such action or failure to act was negligent, in bad faith or in violation of Law. In no event shall the Seller be liable for unforeseen or consequential damages. The Purchaser shall take and cause Gulfstream and the Subsidiaries to take all reasonable steps to mitigate any Damages upon becoming aware of any event which could reasonably be expected to give rise thereto.

          7.2.2. BY THE PURCHASER. From and after the Closing and subject to the survival provisions of Section 7.1, the Purchaser shall, and shall cause Gulfstream to, indemnify and hold harmless the Seller, its affiliates, their respective officers, directors, employees, agents and representatives and any person claiming by or through any of them on an after-tax basis from and against any Damages incurred by any of them (i) relating to, arising out of or resulting from any inaccuracy or breach of any representation or warranty on the part of the Purchaser under this Agreement (except to the extent corrected or disclosed in writing to, and not objected to pursuant to Section 6.1 by, the Seller prior to the Closing) or (ii) any failure by the Purchaser to perform any of its covenants or agreements contained in this Agreement.

          The Seller's rights to indemnification under this Article VII shall be limited as follows:

          (a) All indemnity payments hereunder shall be treated as an adjustment of the purchase price for the Shares, except as may be otherwise required by any applicable taxing authority. The phrase "on an after-tax basis" shall mean that the amount of any Damages incurred by the Seller shall be (i) reduced by an amount equal to the Tax benefits, if any, attributable to such Damages and (ii) increased by an amount equal to the Taxes, if any, attributable to the receipt of any indemnity payment pursuant to the provisions hereof in respect of such Damages, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by the Seller or any consolidated, combined or unitary group of which the Seller is a member, during any taxable period after the Closing Date.

          (b) The amount of any Damages incurred by the Seller shall be reduced by the net amount the Seller recovers on an after-tax basis (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Seller shall use reasonable efforts to effect any such recovery. There shall be no duplicative payments or indemnities by the Purchaser.

          (c) The Seller shall be entitled to indemnification under Section 7.2.2(i) only to the extent of the excess, if any, of the aggregate amount of such Damages (adjusted as provided in paragraphs (a) and (b) of this Section 7.2.2) over one percent of the Purchase Price, PROVIDED the aggregate amount of such indemnification shall not exceed $25,000,000.

          (d) The indemnity provided in this Section 7.2.2 shall be the sole and exclusive remedy of the Seller after the Closing for monetary damages for any inaccuracy or breach of any representation or warranty on the part of the Purchaser.

          (e) Notwithstanding the provisions of Sections 7.2.2(a) and (b), the Purchaser shall not decline or be obligated to pay any amount otherwise payable pursuant to Section 7.2.2 on the grounds that such payment might be subsequently reduced or increased as provided in Section 7.2.2(a) or (b). If the amount of any limitation pursuant to this Section 7.2.2 is determined after payment by the Purchaser of any amount otherwise required to be paid pursuant to this Article VII, the Seller shall repay to the Purchaser, promptly after such determination, any amount that the Purchaser would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.

          (f) In no event shall the Purchaser be liable for unforeseen or consequential damages. The Seller shall take all reasonable steps to mitigate any Damages upon becoming aware of any event which could reasonably be expected to give rise thereto.

          7.2.3. INDEMNIFICATION PROCEDURES. (a) NOTICE. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Promptly after receipt by an Indemnitee of written notice of any claim or the commencement of any action by a third party (a "Third Party Claim"), or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VII, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action, PROVIDED that the failure to provide such notice shall not relieve the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor is prejudiced by such failure.

          (b) PROCEDURE WITH RESPECT TO THIRD PARTY CLAIMS. If any Third Party Claim shall be asserted or brought against such Indemnitee which may give rise to a right of indemnification hereunder, it shall notify the Indemnitor thereof, and the Indemnitor shall be entitled to participate therein, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, PROVIDED that such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld. After written notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Article VII for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, PROVIDED that the Indemnitor diligently pursues the defense thereof, and PROVIDED, FURTHER, that the Indemnitee shall have the right to employ counsel to represent it, which fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

          (c) PAYMENT. With respect to Third Party Claims for which indemnification is payable, such indemnification shall be paid by the Indemnitor promptly upon (i) the entry of a judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; or (iii) the closing under any settlement permitted pursuant to this Section 7.2.3. Notwithstanding the foregoing, provided that there is no dispute as to whether the Indemnitee is entitled to indemnification hereunder, (x) expenses of the Indemnitee for which the Indemnitor is responsible shall be reimbursed on a current basis by the Indemnitor, and (y) indemnification other than with respect to Third Party Claims shall be paid promptly after notice thereof.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

          8.1. MODIFICATION; WAIVER. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

          8.2. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement and the Schedule contain the entire understanding of the parties in respect of the subject matter of this Agreement. This Agreement supersedes all other prior agreements, negotiations, correspondence, undertakings, communications, memoranda, understandings, representations and warranties, oral or written, between the parties hereto in respect of the subject matter hereof.

          8.3.    TERMINATION.

          8.3.1.  TERMINATION BY THE PARTIES.  This Agreement may be terminated:

          (a) at any time prior to the Closing Date by mutual consent of the Purchaser and the Seller,

          (b) by either the Purchaser or the Seller, if the Closing shall not have taken place on or before March 31, 1990 or such later date as the parties may have agreed to in writing, PROVIDED that the nonoccurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination, or

          (c) by either the Purchaser or the Seller, if there has been a material default, misrepresentation or breach on the part of the other party in its representations and warranties set forth in this Agreement or the due and timely performance of any of its covenants and agreements in this Agreement and such default, misrepresentation or breach cannot be cured by the Closing Date and has not been waived.


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

          8.3.2. CONTINUING OBLIGATIONS. If this Agreement is terminated pursuant to Section 8.3.1, The obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 2.5 And 3.5 (Brokers), 4.4 (Confidentiality) and 8.4 (Expenses) shall survive, PROVIDED that, if this Agreement is terminated by one party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with any provision of this Agreement, the terminating party's right to pursue all legal remedies for breach of contract and damages shall also survive such termination unimpaired.

          8.4. EXPENSES. Whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement.

          8.5. FURTHER ACTIONS. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

          8.6. POST-CLOSING ACCOUNTS. In connection with any matter relating to any period prior to, or any period ending on, the Closing Date, the Purchaser shall, upon the request and at the expense of the Seller, permit the Seller and its representatives full access at all reasonable times to the books and records of Gulfstream which shall have been transferred to the Purchaser to the extent that such access is reasonably required by the Seller in connection with (a) the preparation of any required Returns or financial reports or (b) any claim, litigation, audit or investigation or any other proper purpose arising out of the Seller's ownership of Gulfstream and the Subsidiaries prior to the Closing, PROVIDED that the foregoing shall be done in a manner so as not to unreasonably interfere with the conduct of the business of Gulfstream or the Subsidiaries, as the case may be. The Purchaser shall not dispose of such books and records during the seven-year period beginning with the Closing Date without first giving 60 days' prior written notice to the Seller offering to surrender the same to the Seller at the Seller's expense. The Purchaser shall have the same rights, and the Seller the same obligations, as are set forth in this Section 8.6 with respect to any books and records of the Seller pertaining to Gulfstream or any of the Subsidiaries, copies of which are retained by the Seller.

          8.7.    NOTICES.  In addition to the notice to be provided pursuant to
Section 5.3(g), all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery;

          if to the Seller:

          Electrospace Holding, Inc.
          c/o Chrysler Corporation
          12000 Chrysler Drive
          Highland Park, Michigan 48288-1919
          ATTENTION:     William J. O'Brien, Esq.

          with a copy to:

          Debevoise & Plimpton
          875 Third Avenue
          New York, New York 10022
          Attention:     Paul H. Wilson, Jr., Esq.

          if to the Purchaser:

          GA Acquisition Corp.
          c/o Forstmann Little & Co.
          767 Fifth Avenue
          New York, New York 10053
          Attention:     Mr. Theodore J. Forstmann

          with copies to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York 10004
          Attention: Stephen Fraidin, P.C.

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


          Gibson, Dunn & Crutcher
          1801 California Street
          Suite 4200
          Denver, Colorado 80202
          Attention:     George W. Bermant, Esq.

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

          8.8. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party, except that the Purchaser may, at its election, assign this Agreement to any one or more of its direct or indirect wholly-owned subsidiaries so long as the representations and warranties of the Purchaser made herein are equally true of such assignee and the Purchaser continues to remain liable on this Agreement. Such assignee shall execute a counterpart of this Agreement Agreeing to be bound by the provisions hereof as "the Purchaser" jointly and severally with the Purchaser.

          8.9. NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

          8.10. SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions to this Agreement shall be deemed valid and enforceable to the full extent possible.

          8.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

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

          8.12. HEADINGS; TABLE OF CONTENTS. The article and section headings of this Agreement and the table of contents at the forepart of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

          8.13. GOVERNING LAW. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

          8.14. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that the other shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof, in addition to any other remedy to which such party may be entitled, at law or in equity.

          IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be executed as of the date first above written.

                                   ELECTROSPACE HOLDING, INC.

                                   BY ______________________________________

                                   GA ACQUISITION CORP.

                                   By ______________________________________

                                   By ______________________________________

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

          Forstmann Little & Co. ("FL & Co.") and FLC Partnership ("FLC"), jointly and severally, hereby agree to cause the Purchaser to fully perform and observe its covenants and other obligations under this Agreement and to be responsible for any breach by the Purchaser of any of its representations, warranties, covenants and agreements pursuant to his Agreement, and shall be entitled to enforce directly any benefit of this Agreement accruing to the Purchaser. The obligations and rights of FL & Co. and FLC contained in the preceding sentence shall terminate at the Closing. The obligations of FL & Co. and FLC pursuant to the first sentence of this paragraph are direct and primary, and FL & Co. and FLC agree that the last sentence of Section 3.1 hereof is applicable to it as if it were "the Purchaser" and this paragraph were "the Agreement." For purposes of the first sentence of this paragraph, the term "Purchaser" shall include GA Acquisition Corp. and any of its successors and assigns.

                                   FORSTMANN LITTLE & CO.

                                   By   FLC PARTNERSHIP, its general partner

                                   By ______________________________________
                                        General Partner

                                   FLC PARTNERSHIP

                                   By ______________________________________
                                        General Partner

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

          Effective as of the Closing, Gulfstream shall jointly and severally with the Purchaser assume all obligations of the Purchaser under this Agreement.


                                   GULFSTREAM AEROSPACE CORPORATION

                                   By  _____________________________________
                                       Title:

          Chrysler Corporation hereby agrees to cause the Seller to fully perform and observe its covenants and other obligations under this Agreement and to be responsible for any breach by the Seller of any of its representations, warranties, covenants and agreements pursuant to this Agreement, and shall be entitled to enforce directly any benefit of this Agreement accruing to the Seller. The obligations of Chrysler Corporation pursuant to the preceding sentence are direct and primary, and Chrysler Corporation agrees that the last sentence of Section 2.1 hereof is applicable to it as if it were "the Seller" and this paragraph were "the Agreement."


                                   CHRYSLER CORPORATION

                                   By  _____________________________________
                                       Title:

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